Exhibit 99.1
Teresa Bryce Bazemore Named President and Chief Executive Officer of the Federal Home Loan Bank of San Francisco
SAN FRANCISCO – February 23, 2021 – Today FHLBank San Francisco (Bank)announced that its board of directors has named Teresa Bryce Bazemore as the Bank’s President and Chief Executive Officer, effective March 15, 2021.
“We are extremely proud and pleased to have Teresa’s leadership at the Federal Home Loan Bank of San Francisco,” said Dan Siciliano, Chairman of the Bank’s board of directors. “Teresa Bryce Bazemore has a wealth of executive experience in the housing finance industry and a passion for advancing economic prosperity for all, which will make her an invaluable asset to the Bank and the members and communities we serve. She understands our unique role in the housing finance sector, having recently served on FHLBank Pittsburgh’s board of directors, and she shares our commitment to partnering with others to advance equitable and just affordable housing solutions.”
Bazemore, 61, has been a trailblazer in the mortgage banking industry. As a senior executive in the field, she brings more than 25 years of experience building and leading both mortgage insurance and services businesses. She served as President of Radian Guaranty from July 2008 until her retirement in April 2017, overseeing the strategic planning, business development, and operations of the mortgage insurance business line. Prior to becoming President of Radian, she served as the company’s Executive Vice President, General Counsel, Corporate Secretary, and Chief Risk Officer. Previously, Ms. Bazemore was Senior Vice President, General Counsel, and Corporate Secretary for Nexstar Financial Corporation and served as General Counsel for the mortgage banking line of business at Bank of America.
“It is an honor to have the opportunity to lead the Federal Home Loan Bank of San Francisco, which plays such a vital role in promoting homeownership, affordable housing, and economic development in partnership with our members,” said Bazemore. “At a time when the liquidity provided by the FHLBanks will be needed to aid a national economic recovery, I am excited to work with the Bank’s team to make a positive impact on our members, their customers, and the communities they serve.”
Bazemore received her B.A. from the University of Virginia and J.D. from Columbia University. From her executive and legal experience, as well as her corporate and nonprofit board experience, she has garnered significant expertise in enterprise risk management, strategic planning, corporate governance, succession planning, executive compensation, and audit committee matters. Considered a leader in her field, Bazemore has held many professional appointments, including to the Federal Reserve Bank of Philadelphia Economic Advisory Council, Fannie Mae National Advisory Council, and Consumer Advisory Council of the Federal Reserve. She has also received numerous honors, including the 2017 Trailblazer Award from The National Association of Minority Mortgage Bankers of America, Smart CEO Magazine’s Brava! Women Business Achievement Award, and a Distinguished Service Award from the Mortgage Bankers Association of America. In addition to her professional accomplishments, Bazemore is a strong believer in giving back and participates in a wide variety of community, arts, and philanthropic activities.
Acting President and CEO Stephen P. Traynor will continue in the role until March 15 and help prepare the Bank for the transition to its new president.
“Steve Traynor has been an exceptional leader during an extraordinary time for the Bank, our members, our partners, and the communities we all serve,” said Siciliano. “Steve has been not just a steady hand, but a driver of progress for the Bank. On behalf of the entire board of directors, the management team, the Bank’s members, and our own team members, I want to express our enormous gratitude to him for steering us through an uncertain and difficult time.”

Exhibit 99.1
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.
###
Contact:
Mary Long, 415-572-6717 or longm@fhlbsf.com